VOLUME SERVICES AMEPICA

                                                                      John T Dee
                                                                        Chairman
                                                         Chief Executive Officer

January 5, 2001


Mr. Kenneth R. Frick
2 Laurel Lane
Campobello, SC 29322

                        Re: Enhanced Severance Benefits
                            ---------------------------

Dear Mr. Frisk:

     As you know, the shareholders of Volume Services America Holdings, Ins. are exploring the possible sale of all or substanially all of the business of Holdings and its subsidiaries (the "Company") to a person or entity unaffiliated with Blackstone Capital Partners II Merchant Banking Fund L.P. (the "Purchaser"), by means of a disposition of stock, assets or otherwise (the "Disposition").

     It is not yet certain that any transaction will occur. However, the Company recognizes that the uncertainties surrounding this event may result in the loss or distraction of a limited number of key employees, including you, to the detriment of the Company.

     Therefore, the Company has decided to enhance the benefits that you will receive under your Employment Agreement dated as of November 17, 1995 (the "Employment Agreement"), in the event that the following two conditions are satisfied: (a) the Disposition closes on or before December 31, 2001 and (b) your employment terminates in connection with, or within the twelve (12) month period following, the closing of the Disposition because the Company or the Purchaser materially breaches your Employment Agreement or terminates your employment for any reason other than Just Cause (which for purposes of this enhancement only is limited to those acts or omissions enumerated in subsections
(i) through (v) of Section 5 (b) (4) of your Employment Agreement), permanent disability or death. The two conditions described in this paragraph are referred to as the "Enhanced Severance Conditions." (Please note that the termination of your employment under any other circumstances, including, but not limited to, your rejection of an offer of continued employment by the Purchaser under the terms of the Employment Agreement, as modified herein, will be governed by your Employment Agreement.)

Mr. Kenneth R. Frick
January 5, 2001
Page 2

Enhanced Severance Benefits
---------------------------

     In the event the Enhancef Severance Conditions occur, you shall be entitled to receive, from the Company or, if applicable, the Purchaser, in lieu of any and all other notice (including notice under Section 5(a) of your Employment Agreement), payments, and benefits to which you would otherwise be entitled upon termination, under your Employment Agreement or otherwise, the following: (1) a lump sum payment equal to three (3) years of your base salary (excluding all forms of extra compensation), plus the Company subsidy for eighteen (18) months of COBRA coverage, less withholdings for taxes, but up to a maximum gross payment equal to two and ninety-nine one hundredths times (2.99x) your average W-2 compensation for the five (5) calendar years preceding the Disposition; (2) payment for the accrued but unused part of your vacation in the year the termination of your employment occurs; (3) notwithstanding anything to the contrary in any bonus plan, payment for any accrued, but unpaid, bonus at the time of termination or a pro-rated amount of your bonus in the event the termination occurs prior to the end of the Company's fiscal year, but in either case payable at the end of the second month following the end of the fiscal year to which the bonus applies; (4) reimbursement of expenses incurred through the date of termination; and (5) outplacement counseling and the support services of an Executive outplacement firm until you are re-employed, but no longer than eighteen (18) months after termination.

     Payment of these Enhanced Severance Benefits shall be conditioned upon your execution of a full release of all claims against the Company and/or the Purchaser (other than claims with respect to vested retirement benefits, deferred compensation, stock options and limited partnership interests; and other than with respect to workers compensation claims) in a form acceptable to the Company or, if applicable, the Purchaser.

     This correspondence contains the entire agreement concerning its subject matter and replaces any other compensation Plan, promise or arrangement you may have or may be eligible for concerning its subject matter except that it shall only amend and replace your Employment Agreement to the extent of enhancing the severance available under the Enhanced Severance Conditions as described herein. Your Employment Agreement shall otherwise remain in full force and effect. These Enhanced Severance Benefits shall expire if the closing of the Disposition of the Company has not occurred by December 31, 2001.

                                                 Sincerely,

                                                 VOLUME SERVICES AMERICA, INC.

                                                 /s/ John T. Dee

                                                 John T. Dee
                                                 Chairman and Chief Executive
                                                 Officer